Exhibit 99.1

Contacts:	Jack Lief	Carin Canale
	President and CEO	Porter Novelli Life Sciences
Media & Investor Relations
	David Walsey	(858) 336-3027
Director, Corporate Communications

Arena Pharmaceuticals
(858) 453-7200, Ext. 1682

www.arenapharm.com		Press Release

Arena Pharmaceuticals Announces Pricing of

Public Offering of Common Stock

SAN DIEGO, January 27, 2006 /PRNewswire-FirstCall/ — Arena Pharmaceuticals, Inc. (Nasdaq: ARNA) announced today the pricing of its public offering of 9,752,508 shares of its common stock at a public offering price of $16.90 per share. All of the shares are being offered by the company. The underwriters have a 30-day option to purchase up to 1,462,876 additional shares to cover over-allotments, if any.

CIBC World Markets Corp. and UBS Investment Bank are acting as joint book-running managers in this offering. Needham & Company, LLC, Piper Jaffray & Co., SG Cowen & Co., LLC, Morgan Joseph & Co. Inc. and Montgomery & Co., LLC are acting as co-managers.

A registration statement relating to these securities was filed and has been declared effective by the Securities and Exchange Commission. Sales of shares pursuant to this offering may be made only by means of the final prospectus supplement and related prospectus, copies of which can be obtained from CIBC World Markets Corp. by email at useprospectus@us.cibc.com or by fax at 212-667-6303, or from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171 or by phone at 888-827-7275. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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